Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION, IDENTIFIED BY BRACKETED ASTERISKS "[*****]", HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of the 22nd day of November, 2019 (the “Effective Date”) by and between LIQUIDMETAL TECHOLOGIES, INC., a Delaware corporation having its principal place of business at 20321 Valencia Circle, Lake Forest, CA 92630, USA (“Licensor”) and AMORPHOLOGY INC., a Delaware corporation having its principal place of business at 81 W. Bellevue Dr. Pasadena, CA, USA (“Licensee”).

RECITALS:

A.	Licensor is engaged in the business of developing, manufacturing, and marketing products made from Amorphous Alloys (as defined herein).

B.	Licensor has certain patents and technical information pertaining to the composition, processing, properties and applications of Amorphous Alloys.

C.

Licensee desires to license from Licensor patents, trade secrets, know how and technical information for the purpose of producing licensed products within a specified field of use, subject to the terms and conditions of this Agreement.

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements set forth herein, Licensor and Licensee agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement and except as otherwise specifically set forth herein, the following capitalized terms shall have the following meanings:

1.1.    “Amorphous Alloy” means any one or more amorphous alloys or bulk metallic glasses (or composite materials containing amorphous alloys or bulk metallic glasses). The term “Amorphous Alloy” includes, but is not limited to, any and all alloys that now or in the future are proprietary to Licensor or California Institute of Technology and marketed or sold under the Liquidmetal® brand (collectively “Liquidmetal Alloys” or “Liquidmetal® Alloys”).

1.2.    “Confidential Information” shall mean any and all commercial, technical, financial, proprietary, and other information relating to the Discloser, its affiliates, and their respective business operations, including, but not limited to, samples, data, technical information, know-how, formulas, ideas, inventions, discoveries, unpublished Patent applications, business and financial information, applications and designs, and all manifestations or embodiments relating to the foregoing and all improvements made thereto, in whatever form provided, whether oral, written, visual, machine-readable, electronic, or otherwise. For purposes of this Agreement, Licensor’s Confidential Information shall include, but not be limited to, the Licensed Technical Information, and any and all information relating to the composition, processing, properties and applications of Liquidmetal® Alloys. “Confidential Information” also includes any information described above which the Discloser obtains from a third party and which the Discloser treats as proprietary or designates as confidential, whether or not owned or developed by Discloser.

1.3.    “Discloser” shall mean the party that is disclosing Confidential Information under this Agreement regardless of whether such Confidential Information is being provided directly by such party, by a Representative of the party, or by any other person that has an obligation of confidentiality with respect to the Confidential Information being disclosed.

1.4.    “Ex Works Price” means, for purposes of computing royalties under this Agreement, Licensee’s or Licensee Affiliate's invoice price for the semi-finished or finished Licensed Products, after deduction of regular trade and quantity discounts, but before deduction of any other items, including, but not limited to, freight allowances, cash discounts, and agents’ commissions.

1.5.    “Field” shall mean the worldwide industry for gears and gear components, but shall not include any applications for use in connection with the fields identified in the Field of Use Restrictions listed in Exhibit A attached hereto.

1.6.    “Improvements” means all discoveries and/or inventions (whether patented or not) that constitute a modification of the licensed invention or process described in a Licensed Patent, provided such modification, if unlicensed, would infringe one or more claims of the Licensed Patent.

1.7.    “Intellectual Property” means any and all inventions (whether or not protected or protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected or protectable under copyright laws), moral rights, trade secrets, developments, designs, applications, processes, know-how, discoveries, ideas (whether or not protected or protectable under trade secret laws), and all other subject matter protected or protectable under patent, copyright, moral right, trademark, trade secret, or other laws, including without limitation, all new or useful art, combinations, formulae, manufacturing techniques, technical developments, applications, data and research results.

1.8.    “Licensed Patents” means all Patents and Patent applications owned or controlled by the Licensor and its affiliates (wholly or partially owned) as of the Effective Date; including, without limitation, the Patents and Patent applications listed in Exhibit B attached hereto together with all Patents licensed to Licensor by Crucible Intellectual Property, LLC (including, without limitation those listed in Exhibit C) as of the Effective Date relating to Liquidmetal Alloys, and all Patents issuing from later filed divisionals, reissues, reexaminations, continuations, continuations-in part, renewals, extensions, substitutions, and foreign equivalents and counterparts thereof (including utility models), all to the extent such Patents or applications are relevant to or would be practiced by a product or process in the Field.

1.9.    “Licensed Products” means the gear or gear component products made from Licensor’s proprietary Amorphous Alloy or using one or more of Licensor’s Licensed Patents.

1.10.    “Licensed Technical Information” means unpublished research and development information, unpatented inventions, know-how, trade secrets, and technical data now or hereafter in the possession of Licensor that are reasonably necessary for using the Licensed Patents to produce License Products in the Field, provided Licensor has the right to disclose such items to Licensee.

1.11.    “Licensee Affiliate” means any corporation, limited liability company or other legal entity which directly or indirectly controls, is controlled by, or is under common control with Licensee or its successors or assigns, or any successor or assign of such an entity. For the purposes of this Agreement, “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the outstanding shares on a fully diluted basis or other voting rights of the subject entity to elect directors or managers, or the right to direct or cause the direction of the management and policies of the subject entity whether by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

1.12.    “New Amorphous Alloy Technology” means, to the extent developed or acquired after the Effective Date, all new Amorphous Alloys and/or new Intellectual Property relating to the composition, processing, properties, or applications of Amorphous Alloys, and all Patents therefore, including, but not limited to, Improvements to the Licensed Patents.

1.13.    “Patents” means any and all letters patent (including, but not limited to, patents of implementation, improvement, and addition, utility model and appearance design patents, and inventors certificates, as well as all divisionals, reissues, reexaminations, continuations, continuations-in-part, renewals, extensions, substitutions, foreign equivalents and counterparts, and any other forms of patent protections directed to the inventions covered by any of the foregoing), applications for letters patent (including, but not limited to, all foreign counterpart patent applications), and letters patent that may issue on such applications.

1.14.    “Recipient” shall mean the party receiving Confidential Information that is protected under this Agreement.

1.15.    “Representatives” shall mean the respective directors, officers, employees, financial advisors, accountants, attorneys, agents, and consultants of a party.

1.16.    “Trademark” shall mean the “Liquidmetal®” mark.

ARTICLE 2

LICENSE GRANT

2.1.         Patent License. Licensor hereby grants to Licensee a non-exclusive, worldwide, license under the Licensed Patents to make, use, offer to sell, sell, export, and import Licensed Products. This license shall not include the right to grant sublicenses, without the prior written consent of Licensor; sublicenses to Licensee Affiliates may be granted without such consent, but must be notified to Licensor.

2.2         Technical Information of Licensor. Licensor hereby grants to Licensee a non-exclusive, worldwide, license under the Licensed Technical Information to make, use, offer to sell, export, and import Licensed Products. This license shall not include the right to grant sublicenses, without the prior written consent of Licensor; sublicenses to Licensee Affiliates may be granted without such consent, but must be notified to Licensor.

2.3         Reservation of Rights. The parties agree and acknowledge that Licensor shall at all times retain the right to engage in research and technology development activities relating to the Licensed Patents and the Licensed Technical Information and Licensor shall have the unlimited right to engage, partner with, or otherwise work with third parties of its choosing in connection with such activities. Additionally, all rights not specifically granted to Licensee by this Agreement are expressly reserved by Licensor.

2.4         Delivery of Materials Relating to Licensed Patents and Technical Information of Licensor. In connection with the grant of the licenses set forth in Sections 2.1 and 2.2 above, at all reasonable times and upon reasonable request of Licensee, Licensor shall make available to Licensee, in each case within a commercially reasonable time frame, for Licensee’s internal use pursuant to this Agreement and subject to the confidentiality provisions of this Agreement, one copy of all Licensed Technical Information and one copy of all documentation relating to the Licensed Patents, in each case to the extent then already in possession and control of Licensor and reasonably reproducible. Licensor has the obligation to assure a continuous flux of information in favour of Licensee, so as to keep Licensee updated on Amorphous Alloy as well as New Amorphous Alloy Technology.

2.5         Trademark License. Licensee shall not use the Trademark in any way and Licensor agrees and acknowledges that the Licensed Products shall be made, used, offered to sell, sold, exported and imported without Trademark.

ARTICLE 3

LICENSE FEES AND ROYALTIES

3.1.         Initial License Fee. Licensee agrees to pay to Licensor, promptly upon the execution of this Agreement, the sum of twenty-five thousand dollars (USD 25,000) as a fully earned initial fee and not as an advance payment of royalties.

3.2.         Taxes. All payments due hereunder shall be made without deduction for any taxes. Moreover, each party bears its own taxes, independently of the present Agreement.

ARTICLE 4

REPORTS AND AUDITS

4.1.         Reports. Licensee shall keep accurate and sufficient records to determine amounts owed to Licensor under this Agreement. Licensee shall make a written report detailing the basis for any computations to Licensor within thirty (30) days following each three months period. Records necessary for the computation of amounts payable by Licensee under this Agreement shall be maintained by Licensee for a period of five (5) years following each accounting report due hereunder.

4.2.         Audits. Such records of Licensee shall be open once per year to inspection by Licensor or an auditor selected by Licensor and approved by Licensee during regular business hours of Licensee.

4.3.         Costs of the Auditor. These costs shall be borne by Licensor. In the case of discovery of inaccuracies resulting in an underpayment of royalties by Licensee of more than (five percent) 5%, the costs of the auditor shall be borne by Licensee.

ARTICLE 6

LICENSOR REPRESENTATIONS AND WARRANTIES

6.1.

Representations and Warranties. Licensor represents and warrants that it either owns or licenses the Licensed Patents and Licensed Technical Information or otherwise has the full right and power to grant the licenses set forth herein. Licensor has the obligations as listed in Art. 6 in case of challenge of the Licensed Patents and Licensed Technical Information.

6.2.

Disclaimer of Warranties. THE WARRANTIES CONTAINED IN THIS ARTICLE ARE THE ONLY WARRANTIES MADE BY LICENSOR. LICENSOR EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR ARISING OUT OF CUSTOM OR TRADE USAGE, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.3.

Licensed Products. Licensor assumes no responsibility whatsoever for the performance, operation, maintenance, or manner of use of the Licensed Products made, used, sold, imported, or otherwise disposed of by Licensee. Licensor shall have no liability with respect to the Licensed Products except the ones resulting of compulsory laws, such as described in Art. 7.2 here after.

ARTICLE 7

DEFENSE AND ENFORCEMENT OF THE LICENSED PATENTS

6.1         Information. The parties shall inform each other about all infringements of Licensed Patents stating in full the facts.

6.2         Defense by Licensor Against Third Party Infringers. Licensor is obliged to defend Licensed Patents and Licensed Technical Information against challenge by third parties at Licensor's cost, in particular, but not limited to, (i) defend the Licensed Patents by invalidating the relevant patents and/or presenting non-infringing arguments or (ii) try to find a modified technical solution, which is not infringing the third party rights or (iii) negotiate a license agreement with the respective third party, giving the Licensee the right to continue to use its technology in connection with its Licensed Products or (iv) enter into cross licensing agreements covering one or more patents from both sides and giving the third party the rights to use patents of the Licensor and giving the Licensee the right to continue to use its technology in connection with its Licensed Products. Licensee shall assist and support Licensor with all the information at its disposal.

6.3         Defense by Licensee. Should Licensor be unable or unwilling to proceed against infringers, Licensee has the right to do so and Licensor must support Licensee with any information needed as well as the procedural powers. In such case damage payments shall belong to Licensee.

6.4         Infringement of Third-Party Patents. Should the use of Licensed Patents in the manner permitted under this Agreement cause Licensor to be sued for infringement of the patent rights of third parties, Licensor shall take over its own defense at its own cost. Licensee shall assist and support Licensor with all the information.

6.5         Royalties During the Procedures. In all cases of court procedures of the type described in Section 6.4 above, the royalties due to Licensor shall be paid to a joint bank account. This account shall then be liquidated according to the final decision in such court procedure on the basis of the relative damages of the parties hereto.

ARTICLE 8

LICENSEE WARRANTIES AND INDEMNIFICATION

8.1.

Permits. Licensee represents and warrants that it has obtained any and all governmental permits, licenses, or other approvals required for the performance of its obligations and the enjoyment of its rights under this Agreement.

8.2.

Product and Environmental Liability. Parties are aware of the fact that the laws regarding Product and Environmental Liability are compulsory and cannot be changed by the parties; each party shall therefore bear its own responsibilities according to these laws. The parties are also aware of the fact that risks can be reduced or even excluded by providing each other full information, in particular about the chemical elements contained in the Amorphous Alloys. Each party shall help the other on first request with such information in order to reduce Product and Environmental Liability to a minimum.

ARTICLE 9

INTELLECTUAL PROPERTY

8.1         Joint Inventions and Improvements under this Agreement. It is expected that Licensor and Licensee will develop new inventions and improvements independently and jointly in the area of Amorphous Alloys and processes in the future. Both parties will agree to update and share such new inventions and improvements related to Amorphous Alloys on an on-going basis provided that the party is not otherwise limited in doing so, it being understood that both parties to this Agreement are free to do development work with third parties.

Such Joint Invention and Improvement in the Field shall be owned exclusively by Licensee and, if being outside the Field, exclusively by Licensor.

The parties shall grant one another fully-paid up licenses (neither a one-time fee nor royalties or the like) to such Joint Inventions and Improvements in the Field, as to the Licensee, and outside the Field, as to the Licensor.

8.2         Licensor Inventions under this Agreement. Such Inventions shall be owned exclusively by Licensor and Licensee shall be granted automatically a fully-paid up license (neither a one-time fee nor royalties or the like) in the Field.

8.3         Licensor Inventions outside this Agreement. Such Inventions shall be owned exclusively by Licensor and Licensor shall, at first request, if a possible agreement with a third party allows it, offer Licensee a license in the Field at a royalty rate which shall not be less favorable than the ones contained in this Agreement.

8.4         Licensee Inventions under this Agreement. Such Inventions shall be owned exclusively by Licensee and Licensor shall be granted automatically a fully-paid up license (neither a one-time fee nor royalties or the like) outside the Field.

8.5         Licensee Inventions outside this Agreement. Such Inventions shall be owned exclusively by Licensee and Licensee shall, at first request, if a possible agreement with a third party allows it, offer Licensor a license outside the Field at a royalty rate which shall not be less favorable than the ones contained in this Agreement.

ARTICLE 10

TERM AND TERMINATION

10.1.

Term. This Agreement shall be in effect from the Effective Date and shall continue for five (5) years therefrom, and may be renewed for additional one (1) year terms thereafter, unless sooner terminated in accordance with the terms of this Agreement.

10.2.	Early Termination. Notwithstanding any other provision contained herein, this Agreement may be terminated as follows:

(a)

Material Breach. This Agreement shall terminate on the sixtieth (60th) day after either party gives the other party written notice of a material breach by the other party of any term or condition of this Agreement, unless the breach is cured before that day. The right of a party to terminate this Agreement shall be in addition to and not in lieu of any other right or remedy that the terminating party may have at law or in equity.

(b)

Bankruptcy. This Agreement may be terminated immediately by a party in the event the other party becomes insolvent, files or has filed against it a petition under any chapter of the United States Bankruptcy Code (or any similar petition under the insolvency law of an applicable jurisdiction) and such petition is not dismissed within thirty (30) days, proposes any dissolution, liquidation, financial reorganization, or re‑capitalization with creditors, or makes an assignment or trust mortgage for the benefit of creditors, or if a receiver, trustee, custodian, or similar agent is appointed or takes possession of any property or business of such other party.

(c)

Unlicensed Use. This Agreement may be terminated without liability by Licensor in the event that Licensor has proved in the procedure according to Art. 11.8 that unlicensed use of the Licensed Patents, Licensed Technical Information, or other Confidential Information of Licensor (or any other intellectual property of Licensor) has been made by Licensee or a person or party within its control.

10.3.	Effect of Termination.

a)    Licensee’s Rights Upon Termination. Upon termination of this Agreement, the licenses and all other rights granted to Licensee under this Agreement shall immediately terminate.

b)                   Return of Confidential Materials. Within fifteen (15) days after termination of this Agreement, Licensee shall return to Licensor all Licensed Technical Information and other Confidential Information of Licensor then in its possession, custody or control.

c)                   Continuation of Obligations. After termination of this Agreement, the provisions of this Agreement concerning the parties’ obligations and responsibilities under ARTICLE 11 (Confidentiality) shall continue in full force and effect for an additional period of ten (10) years, and indefinitely for trade secrets; and Licensee’s payment and other obligations under ARTICLE 3 (License Fees and Royalties) shall continue in effect until paid. In the event Licensor terminates the licenses granted under this Agreement in accordance with the terms hereof for nonpayment of royalties or other breach by Licensee, all amounts then owing by Licensee shall immediately become due and payable.

d)                    No Damages for Termination; No Effect on Other Rights and Remedies. Neither party shall be liable for damages of any kind as a result of properly exercising its respective rights to terminate this Agreement according to the terms and conditions of this Agreement, and termination will not affect any other right or remedy of either party.

10.4.

Bankruptcy Law Matters. Licensor acknowledges that all rights and licenses granted by it under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. Licensor acknowledges that if, as a debtor in possession or a trustee-in-bankruptcy in a case under the Bankruptcy Code, rejects this Agreement, Licensee may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code. Licensor irrevocably waives all arguments and defenses arising under 11 U.S.C. 365(c)(1) or successor provisions to the effect that applicable law excuses the party, other than the debtor, from accepting performance from or rendering performance to an entity other than the debtor or debtor in possession as a basis for opposing assumption of the Agreements by the other party in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute. In addition, Licensee shall be entitled to register the license set forth in this Agreement in Switzerland or in any other jurisdiction in order to perfect its rights hereunder as to third parties.

ARTICLE 11

CONFIDENTIALITY

11.1.

Terms of Agreement. Each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, however, that disclosures may be made as required by securities or other applicable laws; or by either party to its accountants, attorneys, and other professional advisors. Neither party shall release any publicity or information concerning this Agreement without the other party’s prior written approval, which shall not be unreasonably withheld or delayed.

11.2.	Restrictions on Disclosure and Use.

(a)

Restrictions and Covenants. Except as otherwise provided herein, each party agrees that, in its capacity as the Recipient of Confidential Information, it will (i) hold the Discloser’s Confidential Information in strict confidence, use a high degree of care in safeguarding the Discloser’s Confidential Information, and take all precautions necessary to protect the Discloser’s Confidential Information including, at a minimum, all precautions the Recipient normally employs with respect to its own Confidential Information, (ii) not divulge any of the Discloser’s Confidential Information or any information derived therefrom (including results of tests on material samples) to any other person (except as set forth in Section 11.1(a) (Disclosure to Representatives) hereof), (iii) not make any use whatsoever at any time of the Discloser’s Confidential Information except as is necessary in the performance of Recipient’s specific duties or the exercise of its rights under this Agreement, (iv) notify the Discloser in writing immediately upon discovery by the Recipient or its Representatives of any unauthorized use or disclosure of the Discloser’s Confidential Information, and (v) upon the termination or expiration of this Agreement, immediately return to the Discloser or destroy (at the option of the Recipient) all such Confidential Information, including all originals, copies and extracts.

(b)

Disclosure to Representatives. The Recipient may only disseminate the Discloser’s Confidential Information to its Representatives who have been informed of the Recipient’s obligations under this Agreement and are bound by an obligation of confidentiality and non-use with respect to the Discloser’s Confidential Information at least as broad in scope as the Recipient’s obligations under this Agreement. The Recipient agrees to reasonably restrict disclosure of the Discloser’s Confidential Information to the smallest number of the Recipient’s Representatives which have a need to know the Confidential Information. The Recipient shall be responsible for enforcing this Agreement as to the Recipient’s Representatives and shall take such action (legal or otherwise) to the extent necessary to cause them to comply with this Agreement.

(c)

Trade Secrets. Any trade secrets of the Discloser will also be entitled to all of the protections and benefits of applicable trade secret law, and the Recipient agrees to be bound by all applicable trade secret laws, unfair competition laws, and any other similar laws with respect to the Discloser’s Confidential Information. If any Confidential Information that the Discloser deems to be a trade secret is found by a court of competent jurisdiction not be a trade secret under applicable law, such Confidential Information will nevertheless still be protected by this Agreement.

(d)

Protection of Licensed Technical Information by Licensee. Licensee acknowledges and agrees that the Licensed Technical Information derives economic value from not being generally known to other persons who can obtain economic value from its disclosure or use. Therefore, without the express written consent of Licensor, Licensee covenants and agrees that it, its employees, contractors, representatives, successors, assigns, affiliates, parents, subsidiaries, officers, directors, and the like will (1) hold the Licensed Technical Information in strict confidence, use a high degree of care in safeguarding the Licensed Technical Information, and take all precautions reasonably necessary to protect the Licensed Technical Information including, without limitation, all precautions Licensee normally takes with respect to its own most sensitive and confidential information, (2) not divulge any of the Licensed Technical Information or any information derived therefrom to any person other than Licensor, (3) not make any use whatsoever at any time of the Licensed Technical Information except in furtherance of Licensee’s obligations to Licensor and as necessary to produce Licensed Products in accordance with the license granted under this Agreement, and (4) notify Licensor in writing immediately upon discovery of any unauthorized use or disclosure of the Licensed Technical Information by Licensee or its employees or any third party.

(e)

Enforcement. Licensee acknowledges and agrees that due to the unique nature of the Licensed Technical Information and other Confidential Information of Licensor, there can be no adequate remedy at law for any breach of its obligations hereunder, which breach may result in irreparable harm to Licensor, and therefore, that upon any such breach or any threat thereof, Licensor shall be entitled to appropriate equitable relief, including injunction, without the requirement of posting a bond, in addition to whatever remedies it might have at law.

(f)	Exceptions. Confidential Information does not include information:

(i)	that becomes publicly known without breach of the Recipient's or its Representatives’ obligations under this Agreement;

(ii)

that is rightfully acquired by Recipient from a third party which is not subject to any restriction or obligation (whether contractual, fiduciary, or otherwise) on disclosure or use of such Confidential Information;

(iii)

that is independently developed by employees of the Recipient without knowledge of or reference to such Confidential Information, as evidenced by written documentation or other tangible evidence of Recipient;

(iv)

that is required to be disclosed by law or by court order or government order, provided that the Recipient (a) promptly notifies the Discloser of any such disclosure requirement so that the Discloser may seek an appropriate protective order (or other appropriate protections), and (b) provides reasonable assistance (at no cost to the Recipient) in obtaining such protective order or other form of protection; or

(v)	as to which and to the extent to which the Recipient has received express written consent from an authorized officer of the Discloser to disclose or use.

A specific item of Confidential Information shall not be deemed to fall within the foregoing exceptions merely because such specific item is embraced or implied by more general Confidential Information that falls within the foregoing exceptions.

ARTICLE 12

MISCELLANEOUS

12.1.

Force Majeure. Excluding payment obligations, neither party shall be liable for, nor shall it be considered in breach of this Agreement due to, any failure to perform its obligations under this Agreement as a result of a cause beyond its control, including any act of God or public enemy, act of any military, civil or regulatory authority, terrorism or threat thereof, change in any law or regulation, fire, flood, earthquake, storm or other like event, disruption or outage of communications, power or other utility, labor problem, unavailability of supplies, or any other cause, whether similar or dissimilar to any of the foregoing, which could not have been prevented by the party with reasonable care, provided that the affected party promptly upon the occurrence of any such cause or event informs the other party in writing, stating that such cause has delayed or prevented its performance and the affected party thereafter takes all action within its power to comply with the terms of this Agreement as fully and promptly as possible.

12.2.

Notices. All notice, requests, demands and other communications hereunder shall be in English and shall be given in writing and shall be: (i) personally delivered; (ii) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents with confirmation of receipt; or (iii) sent to the parties at their respective addresses indicated herein by registered or certified mail, return receipt requested and postage prepaid, or by private overnight mail courier services with confirmation of receipt. The respective addresses to be used for all such notices, demands or requests are as follows:

(a)	If to Licensee:

Amorphology Inc.

81 W. Bellevue Dr.

Pasadena, CA 91105

USA

Attention: Adam Bazih

Phone no.: + 1 (213) 377-5440

Or to such other person or address as Licensee shall furnish to Licensor in writing.

(b)	If to Licensor:

Liquidmetal Technologies, Inc.

20321 Valencia Circle

Lake Forest, California 92630

Attention: Isaac A. Bresnick

Phone No.: (949) 635-2123

Fax No.: (949) 635-2188

Or to such other person or address as Licensor shall furnish to Licensee in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt by the “attention” addressees or persons authorized to accept for such addressees; if transmitted by facsimile pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt by the “attention” addressees or persons authorized to accept for such addressees; and if sent by mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this paragraph.

12.3.

Independent Contractors. In the performance of this Agreement, Licensor and Licensee are independent contractors. Neither party nor any of its employees or agents shall be considered an employee or agent of the other party. Nor shall any partnership, co‑venture or joint‑employer relationship be created or implied by virtue of this Agreement or of its performance. The parties intend that this Agreement shall not create a partnership for tax purposes.

12.4.

Survival. Any provisions which by its express or implicit terms is intended to survive the expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement and be enforceable in accordance with its terms.

12.5.

Severability. Each provision contained in this Agreement is declared to constitute a separate and distinct covenant and provision and to be severable from all other separate, distinct covenants and provisions. It is agreed that should any clause, condition or term, or any part thereof, contained in this Agreement be unenforceable or prohibited by law or by any present or future legislation then such clause, condition, term or part thereof, shall be amended by the parties in good faith, so as to be in compliance with the said legislation or law but, if such clause, condition or term, or part thereof, cannot be amended so as to be in compliance with the said legislation or law, then such clause, condition, term or part thereof is severable from this Agreement, and all the rest of the clauses, terms and conditions or parts thereof contained in this Agreement shall remain unimpaired and continue in full force and effect.

12.6.	Amendment. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

12.7.

Waiver. No waiver of a breach of any provision of this Agreement shall be deemed to be, or shall constitute, a waiver of a breach of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver of such breach unless otherwise expressly provided in such waiver.

12.8.	Governing Law. This Agreement, the legal relations between the parties, and any action, whether contractual or non‑contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of California, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

12.9.	Resolution of Disputes. The parties irrevocably agree that any legal actions or proceedings brought by or against them with respect to this Agreement shall be brought exclusively in the courts in Biel, Switzerland, and by execution and delivery hereof, the parties irrevocably submit to such jurisdiction and hereby irrevocably waive any and all objections which they may have with respect to venue in any of the above courts.

12.10.

Attorneys’ Fees. In any action between the parties for relief based in whole or in part on this Agreement (or the breach thereof), including actions to collect overdue royalty payments, the prevailing party shall be entitled to recover (in addition to any other relief awarded or granted) its reasonable costs and expenses (including attorneys’ fees and expert witness fees) incurred in the proceeding.

12.11.

Entire Agreement. This Agreement sets forth the complete agreement of the parties concerning the subject matter hereof. No claimed oral agreement in respect thereto shall be considered as any part hereof. No waiver of or change in any of the terms hereof subsequent to the execution hereof claimed to have been made by any representative of either party shall have any force or effect unless in writing, signed by duly authorized representatives of the parties.

12.12.

Assignment. This Agreement shall be finding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party shall assign its rights or duties under this Agreement, in whole or in part, without the prior written consent of the other party except that, without securing such prior consent, either party shall have the right to assign the Agreement to any successor by way of merger or consolidation or the acquisition of substantially all of the entire business and assets of such party relating to the subject matter of this Agreement; provided that such successor shall expressly assume all of the obligations and liabilities of the assigning Party under this Agreement.

12.13.

Headings; Recitals. The section and paragraph headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation of this Agreement. The recitals set forth in the preamble to this Agreement are true and correct and are made a part of this Agreement.

12.14.	Counterparts. This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute the same Agreement.

12.15.	Language. In the event of controversy between the parties respecting the interpretation or application of this Agreement, the English language version of the Agreement shall be controlling.

12.16.	Consent Not to be Unreasonably Withheld. When consent to an action is requested of a party to this Agreement, such consent shall not be arbitrarily or unreasonably withheld.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date set forth above:

AMORPHOLOGY INC.

By: /s/ Adam Bazih Adam Bazih, Chief Executive Officer

LIQUIDMETAL TECHNOLOGIES, INC.

By: /s/ Isaac Bresnick Isaac A. Bresnick, Executive Administrator

EXHIBIT A

FIELD OF USE RESTRICTIONS

The licenses granted under this Agreement shall be subject to the following exclusions, conditions, restrictions, and limitations:

1.	The “Field” shall exclude the following products and fields of use:

a.

Any Consumer Electronic Products (as defined below) or any components or sub-components suitable for use with any Consumer Electronic Products. For this purpose, “Consumer Electronic Products” means personal computers (portable and desktop); tablet or slate style computing devices; handheld electronic and/or communication devices (e.g., smartphones, digital music players, multi-function devices, etc.); any device whose function includes the creation, storage or consumption of digital media; any component or sub-component in any Consumer Electronic Product; and any accessory that is the same or similar (in the sole discretion of Apple, Inc.) to an accessory made or sold by or on behalf of Apple (regardless of when Apple sold or started to sell such accessory, including after date of the closing of the Proposed Transaction) that is suitable for use with any Consumer Electronic Product.

b.	Any watches or components for watches.

c.

Finished or semi-finished Jewelry, and also any other products that are sold under the name of a Luxury Brand or incorporated into products that are sold under the name of a Luxury Brand, including without limitation (a) buckles for belts, briefcases, handbags, and clothing; and (b) cigarette lighters and cigar cutters. For purposes hereof, the term “Jewelry” means rings, necklaces, pins, cufflinks, and other objects that are ornamental in nature and used for adornment of the human body. “Luxury Brands ” shall not include brands owned or used by Nokia, Motorola, Samsung, LG, Sony-Ericsson, Apple, RIM, HTC or similar companies that supply mobile phones and accessories to the mass-market. Otherwise, “Luxury Brands” consist of the following brands and any other similar, renowned luxury brand which is used as the sole or primary brand on a competitive product sold at similar price point:

LVMH Moet Hennessey

Rolex

Chanel

Bentley Motors

Chopard

Compagnie Financiere Richemont

Gucci Group

Hermes

IWC

Jaeger LeCoultre

Mercedes Benz

Porsche

ST DuPont

The Swatch Group

Tiffany & Co.

IWC

Cartier

Montblanc

TAG Heuer

Louis Vuitton

Bvlgari

CHANEL

Prada

Dunhill

Aspreys

Porsche

Ferrari

Sellita Group

Safilo Group

Luxottica Group

Ventura

Ellicot

2.

The licenses to Licensee shall exclude any patents, technical information, know-how, or other Intellectual Property that Liquidmetal licenses from a third party (other than a third party that is an Affiliate of Liquidmetal) if and to the extent that the terms of the third party license would prohibit the sublicensing of such Intellectual Property hereunder.

3.

The licenses granted to Licensee hereunder shall be subject to and limited by (and shall contain any exclusions required by) any applicable state or federal legal or regulatory requirements of any state or federal governmental or regulatory body.

4.

Licensed Products may not be sold to any customer in, or to any customer for distribution into, the following countries: Brunei, Cambodia, China (P.R.C and R.O.C.), East Timor, Indonesia, Japan, Laos, Malaysia, Myanmar, North Korea, Philippines, Singapore, South Korea, Thailand and Vietnam.

EXHIBIT B

LICENSED PATENTS:
HELD BY LICENSOR

EXHIBIT C

LICENSED PATENTS:
LICENSED BY CRUCIBLE INTELLECTUAL PROPERTY LLC TO LICENSOR

FIRST AMENDMENT

TO

LICENSE AGREEMENT

This Amendment is dated as of March 15, 2024 and is by and between Amorphology Inc., a Delaware Corporation having an address of 81 West Bellevue Drive, Pasadena, CA 91105, USA (“Licensee”), and Liquidmetal Technologies, Inc., a Delaware corporation having an address of 20321 Valencia Circle, Lake Forest, California 92630, USA (“Licensor”).

RECITALS

WHEREAS, Licensee and Licensor entered into a License Agreement dated November 22nd, 2019 (the “Agreement”), and

WHEREAS, Licensee and Licensor acknowledge and agree that as of the date hereof each party desires to modify certain aspects of their relationship pursuant to the Agreement, and

WHEREAS, Licensee wishes to reserve the right to purchase and Licensor wishes to sell one (1) Engel e-Motion injection molding machine, and accompanying equipment defined herein, and

WHEREAS, the Equipment was previously subject to an agreement (the “Eutectix Agreement”) between Licensor and Eutectix, LLC, a Delaware limited liability company having an address of 323 Main Street, Chatham, NJ 07928, USA (“Eutectix”).

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Amendment. The Agreement is amended effective as of the date hereof as follows:

a.	Section 1.5 of the Agreement shall be deleted in its entirety and the following shall be inserted in place thereof:

“Field” shall mean the worldwide industry for amorphous metal parts and components produced with the Licensed Patents or Licensed Technology, but shall not include any applications for use in connection with the fields identified in the Field of Use Restrictions listed in Exhibit A attached hereto. The foregoing exclusions shall not apply to the extent and for the duration that Licensee acts in contract with a third party holding exclusive rights to such an application.

b.	Section 1.9 of the Agreement shall be deleted in its entirety and the following shall be inserted in place thereof:

“Licensed Products” means the part or component products made from Licensor’s proprietary Amorphous Alloy or using one or more of Licensor’s Licensed Patents or the Licensed Technology.

c.	A new Section 1.17 shall be inserted into the Agreement as follows:

“Prototypes” means the first, sample(s) or preliminary Licensed Product(s) developed by Licensee from which the final Products shall be developed often, but not always, delivered “for engineering approval,” “on consignment,” “for developmental purposes,” “for evaluation,” or terms of similar import.

d.	A new Section 1.18 shall be inserted into the Agreement as follows:

“Research Project” means a discrete scientific endeavor to answer a research question or a set of research questions, the primary and direct benefits of which are non-commercial in nature.

e.	A new Section 1.19 shall be inserted into the Agreement as follows:

“Licensed Technology” means any Intellectual Property rights of Licensor related to cold crucible induction melting for injection molding of amorphous metals.

f.	Article 2 of the Agreement shall be renamed LICENSE GRANT AND EQUIPMENT SALE.

g.	Section 2.1 of the Agreement shall be deleted in its entirety and the following inserted in place thereof:

Patent License. Licensor hereby grants to Licensee a non-exclusive, territory-restricted, royalty bearing license to the Licensed Patents and the Licensed Technology to (i) make, use, offer to sell, sell, export, and import Licensed Products, utilizing any number or combination of equipment in so doing and (ii) make, produce, build or acquire injection molding machines and related hardware, parts and components. This license shall not include the right to grant sublicenses, without the prior written consent of Licensor; sublicenses to Licensee Affiliates may be granted without such consent, but must be notified to Licensor. Except with the prior written consent of Licensor, this license shall not extend to the following territories: Brunei, Cambodia, China (P.R.C. and R.O.C.), East Timor, Indonesia, Japan, Laos, Malaysia, Myanmar, North Korea, Philippines, Singapore, South Korea, Thailand, and Vietnam; provided that Licensor shall not unreasonably withhold, condition or delay consent for the foregoing territorial rights, and, in the event that third party consents are required, Licensor shall engage in all reasonable, good faith efforts to obtain such third party consent.

h.	A new Section 2.6 shall be inserted into the Agreement as follows:

Right to Purchase. Subject to Eutectix’s rights upon termination or expiration of the Eutectix Agreement to (i) finish manufacturing of any orders received prior to such termination or expiration, and/or (ii) exercise its right to purchase assets covered by the Eutectix Agreement, Licensee shall have the right of refusal to purchase one (1) Engel e-motion 310/120 injection molding machine, and such associated equipment as set forth in Exhibit D to this Agreement (the “Equipment”). Licensee’s right of refusal hereunder shall be exercisable by providing Licensor written notice of its intention to exercise the option, subject to written confirmation by Licensor that no superior right to purchase has been exercised, no earlier than February 1, 2025. Upon such written confirmation by Licensor, Licensee shall pay Licensor, by wire transfer or ACH [****] thousand and 0/100 dollars ($[****]) (the “Purchase Price”).

i.	A new Section 2.7 shall be inserted into the Agreement as follows:

Items to be Delivered. On or before the August 1, 2025, Licensor shall deliver to Licensee (a) a bill of sale substantially in the form attached hereto as Exhibit E (the “Bill of Sale”) to transfer and vest in Licensee good and marketable title to the Equipment, free and clear of all liens and encumbrances; and (b) make the Equipment available to Licensee at Eutectix’s place of business for a reasonable time. Licensee shall be responsible for all costs and risks associated with packing, transporting, and installing the Equipment.

j.	A new Section 2.8 shall be inserted into the Agreement as follows:

As Is. The Equipment shall only be expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.” The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Licensee shall have the benefit of, and is not relying upon, any information provided by Licensor or statements, representations or warranties, express or implied, made by or enforceable directly against Licensor, including, without limitation, any relating to the value of the Equipment, the physical or environmental condition of the Equipment, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Equipment with any regulation, or any other attribute or matter of or relating to the Equipment. Licensee agrees that Licensor shall not be responsible or liable to Licensee for any defects, errors or omissions, or on account of any conditions affecting the Equipment. Licensee, its successors and assigns, and anyone claiming by, through or under Licensee, hereby fully releases Licensor from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against Licensor with respect to any and all losses arising from or related to any defects, errors, omissions or other conditions affecting the Equipment. Licensee hereby releases Licensor from any and all claims and liabilities relating to the foregoing matters.

k.	A new Section 2.9 shall be inserted into the Agreement as follows:

Notwithstanding anything in this Agreement (including any Exhibits hereto) to the contrary, nothing in this Agreement shall restrict Licensee from (i) developing, producing or manufacturing any parts or products without the use of the Licensed Patents or Licensed Technology, (ii) owning or operating any machine or equipment that does not make use of the Licensed Patents or Licensed Technology or (iii) developing, using or otherwise exploiting any Intellectual Property that does not make use of the Licensed Patents or Licensed Technology; in each case, whether within or outside the Field.

l.	A new Section 3.3 shall be inserted into the Agreement as follows:

Royalty Rate. Beginning on the Effective Date and throughout the term of the agreement thereafter, Licensee agrees to pay Licensor a royalty charged as a percentage of the sale price of the Licensed Product. The royalty shall be an amount equal to [****] percent ([****]%) of the Licensed Product’s Ex Works Price. No royalty shall be owed by Licensee to Licensor for Licensed Products made to order on behalf of Licensor or Eutectix, or for Licensed Products sold as Prototypes or as part of a Research Project.

m.	A new Section 3.4 shall be inserted into the Agreement as follows:

Royalties for Transactions Not at Arm’s Length. In order to assure to Licensor the full royalty payments contemplated by this Agreement, Licensee agrees that in the event any Licensed Products shall be sold (1) to a Licensee Affiliate, or (2) to a corporation, firm, or association with which, or individual with whom, Licensee or its stockholders or affiliates shall have any agreement, understanding or arrangement (such as, among other things, an option to purchase stock, or an arrangement involving a division of profits or special rebates or allowances) without which agreement, understanding or arrangement, prices paid by such corporation, firm, association or individual for the Licensed Products would be higher than the Ex Works Price reported by Licensee, or if such agreement, understanding or arrangement results in extending to such corporation, firm, association or individual lower prices for Licensed Products other than those charged to outside concerns buying similar products in similar amounts and under similar conditions, then, and in any such events, the royalties to be paid hereunder in respect of such Licensed Products shall be computed based on an assumed or deemed Ex Works Price to be determined in a manner mutually agreed upon by Licensor and Licensee.

n.	A new Section 3.5 shall be inserted into the Agreement as follows:

Referral Royalty Rate. In the event that Licensor refers to Licensee a potential customer with whom Licensee has no ongoing sales or supply activity (a “Referral”), and Licensee sells Licensed Product to the Referral customer, the royalty rate under Section 3.3 above for such a Referral customer shall be increased to [****] percent ([****]%) solely with respect to projects that are the subject of such Referral.

o.	A new Section 3.6 shall be inserted into the Agreement as follows:

Payment. Royalties shall be paid to Licensor on a quarterly basis within thirty (30) days after the end of each calendar quarter.

p.	A new Section 3.7 shall be inserted into the Agreement as follows:

Taxes. All payments due hereunder shall be made without deduction for any taxes. Moreover, each party bears its own taxes, independently of the present Agreement.

q.	The Section numbers 6.1, 6.2, 6.3, 6.4 and 6.5 under Article 7 of the Agreement shall be changed to 7.1, 7.2, 7.3, 7.4 and 7.5, respectively.

r.	A new Section 7.6, under Article 7, shall be inserted into the Agreement as follows:

Indemnification. Licensor shall defend, indemnify and hold harmless Licensee and its directors, officers, employees and agents from and against any third party claims, actions and proceedings and any cost or expense (including payment of reasonable attorney’s fees) arising or resulting from any claim that the Licensed Patents, Licensed Technology or Licensed Technical Information infringes any proprietary rights of any third party; provided, however, that Licensor shall have no liability under this Section 7.6 if the alleged infringement arises from any modification to the Licensed Patents, Licensed Technology or Licensed Technical Information made by Licensee if such claim would have been avoided but for such modification.

s.	The Section numbers 8.1, 8.2, 8.3, 8.4 and 8.5 under Article 9 of the Agreement shall be changed to 9.1, 9.2, 9.3, 9.4 and 9.5, respectively.

t.

Reflecting the new section numbering described in clause (q) above, for the purpose of clarity (i) Section 9.2 of the Agreement solely relates to Inventions conceived, made or reduced to practice by Licensor that are derived from the Licensed Patents, or Licensed Technology, (ii) Section 9.3 of the Agreement solely relates to Inventions conceived, made or reduced to practice by Licensor that are not derived from the Licensed Patents or Licensed Technology, (iii) Section 9.4 of the Agreement solely relates to Inventions conceived, made or reduced to practice by Licensee that are derived from the Licensed Patents or Licensed Technology, and (iv) Section 9.5 of the Agreement solely relates to Inventions conceived, made or reduced to practice by Licensee that are not derived from the Licensed Patents or Licensed Technology.

u.	Section 10.1 of the Agreement shall be deleted in its entirety and the following inserted in place thereof:

Term. This Agreement shall be in effect from the Effective Date and shall continue for five (5) years therefrom, and shall be renewed for additional one (1) year terms thereafter, unless sooner terminated in accordance with the terms of this Agreement.

v.	A new Section 10.2(d) shall be inserted into the Agreement, as follows:

Convenience. This Agreement may be terminated by either Party for any reason or no reason upon at least six months’ notice prior to the expiration and renewal of any term under Section 10.1 hereof.

w.	Section 10.3(a) of the Agreement shall be deleted in its entirety and the following inserted in place thereof:

Licensee’s Rights Upon Termination. Upon termination of this Agreement for any reason, Licensee shall have the option (which option shall be exercised by written notice to Licensor no later than 15 days following the termination date of this Agreement) to continue to have, for a period of 180 days following the termination date of this Agreement (the “Residual Rights Period” and such option, the “Residual Rights Option”) provided that (x) the license rights described in Article 2 are subject to the conditions set forth in Articles 2 and 3 and (y) notwithstanding Section 10.3(b) to the contrary, a copy of the Licensed Technical Information and Confidential Information of Licensor in its possession as necessary to allow Licensee to exercise its license rights under Article 2. If Licensee timely exercises that Residual Rights Option, then the licenses and all other rights granted to Licensee under this Agreement shall immediately cease upon the expiration of the Residual Rights Period. If Licensee fails to exercise the Residual Rights Option, then the licenses and all other rights granted to Licensee under this Agreement shall immediately cease upon the effective date of the termination of this Agreement. Except as expressly set forth in this paragraph or in Sections 10.3(c), 10.4 (as applicable), and 12.4, all rights and obligations of the parties shall terminate upon termination of this Agreement.

x.	Section 12.4 of the Agreement shall be deleted in its entirety and the following inserted in place thereof:

Survival. In addition to any terms of the Agreement that are explicitly stated to survive pursuant to Sections 10.3(a) and 10.3(c), the following provisions shall survive termination of this Agreement: Section 4.1, Section 4.2 (for a period of one year following termination), Article 5, Article 7, Article 9, Article 10, Article 11 and Article 12.

y.	A new Exhibit D shall be inserted into the Agreement as follows:

Exhibit D

Equipment List

Item	Qty	Description	Model	Serial #
1	1	Injection Molding Machine w/ Manual	Engel E-Motion 310/120 T	200643
2	1	Robot for Injection Molding Machine w/ Manual	Engel Viper 6	200646
3	1	Induction Unit	Inductoheat	9019000_00
4	3	Boat
5	29	Plunger Tip
6		O-Rings
7		Quartz Tubing
8	1	Temperature Control Unit	Regloplas P180S	111520250002
9	1	Temperature Control Unit	Regloplas P180S	117200230001
10	1	Mold Base – Floating Modular Type
11	1	PS-25 Mold Insert Set	LQMT Mold # 011
12	1	PS-100 Mold Insert Set	LQMT Mold # 003
13	1	Test Specimen Mold Insert Set	LQMT Molds # 016, 017, 018, 019, 020
14	2	Pump	Berkeley BPDH10-L
15	1	Pump	Grundfos A-96806914-P3-1244
16		Hoses
17	1	Mold Release Apparatus
18		Mold Release Compound
19	2	Heat Exchanger
20	2	Manifolds
21	1	Water Ballast Tank
22	1	Metal Tool Storage Cabinet
23		Plastic Bins (Red, Gray, Blue)

z.	A new Exhibit E shall be inserted into the Agreement as follows:

Exhibit E

Bill of Sale

KNOW ALL MEN BY THESE PRESENTS THAT FOR AND IN CONSIDERATION OF THE PAYMENT OF [*****] DOLLARS ($[****]), AND OTHER GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, Liquidmetal Technologies, Inc., a Delaware corporation (“Seller”), pursuant to, and in connection with the consummation of the transactions contemplated by, that certain License Agreement dated on or about November 22, 2019, and as amended on or about February 15, 2024 (the “Agreement”), does hereby grant, bargain, sell, convey, transfer and deliver unto Amorphology, Inc., a Delaware corporation, its successors and assigns (“Buyer”), to have and to hold forever, all and singular, all of the assets set forth on Exhibit D thereto (the “Assets”).

Seller:

(A)	warrants and represents that:

(1)	it is the lawful owner in all respects of all of the Assets; and
(2)	the Assets are free and clear of any and all liens, security agreements, encumbrances, claims, demands and charges of every kind and character whatsoever;

and

(B)	covenants and agrees at all times and from time to time hereafter, at its expense, to:

(1)

warrant and defend the title to all of the Assets unto the Buyer, its successors and assigns, forever against every person whomsoever makes any claim against or for such herein described property and the Assets or any part thereof; and

(2)	execute and deliver to Buyer such further instruments, documents, consents and assurances as Buyer may reasonably request to fully and effectively sell, convey and transfer the Assets to Buyer.

IN WITNESS WHEREOF, this Bill of Sale has been executed and delivered, and shall be effective to transfer all of the Assets, as of this 30th day of January, 2023.

Seller: Liquidmetal Technologies, Inc.

/s/Isaac Bresnick

Isaac Bresnick, President

2.	Effective Date. This Amendment shall be effective upon the execution hereof.

3.	Counterparts. This Amendment may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute the same Amendment.

4.	Other Provisions. Except as provided herein, all other provisions of the Agreement shall remain unchanged and continue in full force and effect.

(signatures follow)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective the date first written above.

AMORPHOLOGY INC.		LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ Glenn R. Garrett	By:	/s/ Isaac Bresnick

Name:	Glenn R. Garrett	Name:	Isaac Bresnick

Title:	Chief Technology Officer	Title:	President